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As filed with the Securities and Exchange Commission on December 23, 2003

Registration No. 333-110241

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1708481 (I.R.S. Employer Identification No.)

1700 Old Meadow Road
McLean, Virginia 22102
(703) 902-2800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

K. Paul Singh
Chairman, President and Chief Executive Officer
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
1700 Old Meadow Road, Suite 300
McLean, Virginia 22102
(703) 902-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 Brian J. Lynch, Esq.
Cooley Godward LLP
11951 Freedom Drive
Reston, VA 20190-5656
Telephone: (703) 456-8000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED December 23, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

PROSPECTUS

$200,000,000

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants

        From time to time, we may sell common stock, preferred stock, debt securities and/or warrants. Any preferred stock that we sell may be sold either as shares of preferred stock or represented by depositary shares.

        We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

        Our common stock is traded on the Nasdaq National Market under the symbol "PRTL." The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement.

        INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

        THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2003

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
SUMMARY
RISK FACTORS
DIVIDEND POLICY
SELECTED FINANCIAL DATA
USE OF PROCEEDS
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
LEGAL OWNERSHIP OF SECURITIES
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING INFORMATION
LEGAL MATTERS
EXPERTS

        You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and warrants under this prospectus in one or more offerings up to a total dollar amount of $200,000,000. Any preferred stock that we sell may be sold either as shares of preferred stock or be represented by depositary shares. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under "Where You Can Find More Information" before buying securities in this offering.

ii

SUMMARY

        This summary highlights some of the information in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. To understand this prospectus, the securities offered hereunder and our business, you should read the entire prospectus, particularly "Risk Factors" and the consolidated financial statements and related notes incorporated by reference into this prospectus.

        Primus Telecommunications Group, Incorporated is a global, facilities-based telecommunications services provider offering international and domestic voice, Internet and data services to business and residential retail customers and other carriers located primarily in the United States, Australia, Canada, the United Kingdom and western Europe. Our focus is to service the demand for high quality, competitively priced international communications services that is being driven by the globalization of the world's economies, the worldwide trend toward telecommunications deregulation and the growth of Internet and data traffic.

        We target customers with significant telecommunications needs, including small- and medium-sized enterprises, multinational corporations, residential customers, particularly ethnic customers, and other telecommunications carriers and resellers. We provide services over our global network, which consists of:

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  19 domestic and international gateway switching systems (the hardware/software devices that direct the voice traffic across the network) throughout North America, Australia, Europe and Japan;

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  approximately 250 connection points to our network, or points of presence within our principal service regions and other markets;

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  undersea and land-based fiber optic transmission lines systems that we own or lease and that carry voice traffic across the network; and

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  global network and data centers that use a high-bandwidth network standard and Internet-based protocol to connect with the network (ATM + IP).

        We offer our customers a wide range of services, including:

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  international and domestic long distance services;

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  voice-over-Internet protocol (VoIP) services;

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  prepaid calling cards (including services which allow transmission of mobile voice traffic over our land-based network), toll-free services and reorigination services;

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  dial-up, dedicated and high-speed Internet access;

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  local services, primarily in Australia and Canada;

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  ATM+IP broadband services; and

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  managed and shared Web hosting services and applications.

        The services we offer can be characterized as three main products:

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  voice

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  data/Internet, and

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  voice-over-Internet protocol services.

        Summary net revenue, including percentage break-down, information with respect to our products, by operating segment and geographic region are as follows (in thousands):

Net Revenue by Product Segment

	Year Ended December 31						Nine Months Ended September 30
	2000	%	2001	%	2002	%	2002	%	2003	%
Voice	$1,077,728	90%	$930,635	86%	$854,840	83%	$629,122	83%	$803,572	85%
Data/Internet	$99,696	8%	$112,836	10%	$111,416	11%	$85,041	11%	$93,711	10%
VoIP	$21,998	2%	$39,004	4%	$57,800	6%	$42,281	6%	$51,665	5%

Total Net Revenue	$1,199,422	100%	$1,082,475	100%	$1,024,056	100%	$756,444	100%	$948,948	100%

Net Revenue by Geographic Segment

	Year Ended December 31						Nine Months Ended September 30
Net Revenue
	2000	%	2001	%	2002	%	2002	%	2003	%
North America
United States	$343,027	28%	$271,588	25%	$212,399	20%	$153,427	20%	$214,121	23%
Canada	$179,372	15%	$172,647	16%	$163,428	16%	$122,241	16%	$152,715	16%
Other	$10,628	1%	$8,876	1%	$5,742	1%	$4,971	1%	$2,711	0%

Total North America	$533,027	44%	$453,111	42%	$381,569	37%	$280,639	37%	$369,547	39%

Europe
United Kingdom	$159,683	13%	$141,297	13%	$139,480	14%	$105,656	14%	$107,117	11%
Germany	$98,053	8%	$99,189	9%	$63,767	6%	$50,790	7%	$40,814	4%
Netherlands	$32,882	3%	$42,824	4%	$79,467	8%	$49,716	7%	$116,074	12%
Other	$68,368	6%	$73,737	7%	$80,955	8%	$63,201	8%	$58,422	6%

Total Europe	$358,986	30%	$357,047	33%	$363,669	36%	$269,363	36%	$322,427	33%

Asia-Pacific
Australia	$283,311	24%	$248,173	23%	$259,459	25%	$190,210	25%	$242,638	26%
Other	$24,098	2%	$24,144	2%	$19,359	2%	$16,232	2%	$14,336	2%

Total Asia-Pacific	$307,409	26%	$272,317	25%	$278,818	27%	$206,442	27%	$256,974	28%

Total Net Revenue	$1,199,422	100%	$1,082,475	100%	$1,024,056	100%	$756,444	100%	$948,948	100%

        As of September 30, 2003, we had an accumulated deficit of $(702.8) million and a stockholder's deficit balance of $(118.3) million. We incurred net losses of $(63.6) million in 1998, $(112.7) million in 1999, $(174.7) million in 2000, $(306.2) million in 2001 and $(34.6) million in 2002.

        We are a Delaware corporation with our principal executive offices located at 1700 Old Meadow Road, McLean, Virginia 22102. Our telephone number is (703) 902-2800 and our web site address is www.primustel.com. We make available free of charge through the "Investors" section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission ("SEC"). We include our web site address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our web site.

The Securities We May Offer

        We may offer shares of common stock and preferred stock, various series of debt securities, as referenced on the cover page of this prospectus, and warrants to purchase any of such securities with a total value of up to $200 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Any preferred stock that we may offer may be offered either as shares of preferred stock or be represented by depositary shares. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

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  the specific issuer or issuers of the securities;

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  designation or classification;

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  aggregate principal amount or aggregate offering price;

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  maturity;

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  original issue discount, if any;

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  rates and times of payment of interest or dividends, if any;

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  redemption, conversion, exchange or sinking fund terms, if any;

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  conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

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  ranking;

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  restrictive covenants, if any;

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  voting or other rights, if any; and

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  important federal income tax considerations.

        The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

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  the names of those agents or underwriters;

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  applicable fees, discounts and commissions to be paid to them;

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  details regarding over-allotment options, if any; and

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  the net proceeds to us.

        Common Stock.    We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

        Preferred Stock.    We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 2,455,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, our board of directors has designated 1,044,950 of the 2,455,000 authorized shares of preferred stock, including 455,000 shares as Series A Junior Participating Preferred Stock, 30,000 shares as Series B Junior Participating Preferred Stock ("Series B Preferred") and 559,950 shares as Series C Convertible Preferred Stock ("Series C Preferred").

        We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

        Depositary Shares.    We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

        Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. A form of deposit agreement, including a form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus is a part, and supplements to those forms containing other terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC. We urge you to read the prospectus supplements related to any depositary shares being sold, as well as the complete deposit agreement and depositary receipt.

        Debt Securities.    We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with unsubordinated debt outstanding and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the subordinated debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file in the future with the SEC.

        Warrants.    We may issue warrants for the purchase of our common stock, preferred stock, depositary shares and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock, depositary shares and/or debt securities, and the warrants may be attached to or separate from those securities.

        The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock, depositary shares and debt securities have been filed as exhibits to the registration statement of which this prospectus is a part, and complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file in the future with the SEC.

RISK FACTORS

        Any purchase of the securities offered under this prospectus involves a high degree of risk. You should consider carefully the following information about these risks, together with the information under the caption "Forward-Looking Information" and the other information contained in or incorporated by reference to this prospectus before you decide to buy the securities. If any of the following risks actually materializes, our business, financial condition, results of operations and future growth prospects would likely be materially adversely affected. In these circumstances, the market price of our securities would likely decline, and you may lose all or part of the money you paid to buy the securities.

Risks Related to Our Business

Our high level of debt may adversely affect our financial and operating flexibility.

        We currently have substantial indebtedness and may incur additional indebtedness in the future. As of September 30, 2003, our total consolidated indebtedness (including obligations under capital leases and equipment financings) was $599.0 million. The terms of our other indebtedness limit, but do not prohibit, the incurrence of additional indebtedness. In addition, the indenture governing the notes does not limit the incurrence of additional indebtedness.

        The level of our indebtedness:

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  could make it difficult for us to make required payments of principal and interest on our outstanding debt;

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  could limit our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

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  requires that a substantial portion of our cash flow, if any, be dedicated to the payment of principal and interest on our indebtedness and other obligations and, accordingly, such cash flow will not be available for use in our business;

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  could limit our flexibility in planning for, or reacting to, changes in our business;

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  results in us being more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

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  could discourage potential acquirors from making offers to acquire us; and

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  will make us more vulnerable in the event of a downturn in our business.

We have experienced historical, and may experience future, operating losses and net losses which may hinder our ability to meet our debt service or working capital requirements.

        As of September 30, 2003, we had an accumulated deficit of $(702.8) million and a stockholder's deficit balance of $(118.3) million. We incurred net losses of $(63.6) million in 1998, $(112.7) million in 1999, $(174.7) million in 2000, $(306.2) million in 2001 and $(34.6) million in 2002. During the nine months ended September 30, 2003, we recognized net income of $35.4 million, a substantial portion of which can be attributed to foreign currency exchange rates that favorably impacted our results. Our recent net income should not necessarily be considered to be indicative of future net income and our results could be adversely effected by currency, competitive or technology developments described in greater detail in succeeding risk factors. As a result, we cannot assure you that our net income will grow or be sustained in future periods. If we cannot sustain net income or operating income, we may not be able to meet our debt service or working capital requirements. These developments could have a material adverse impact on the trading prices of our common stock and debt securities.

Because a significant portion of our business is conducted outside the United States, fluctuations in foreign currency exchange rates could adversely affect our results of operations.

        A significant portion of our net revenue is derived from sales and operations outside the United States. The reporting currency for our consolidated financial statements is the United States dollar (USD). The local currency of each country is the functional currency for each of our respective entities operating in that country. In the future, we expect to continue to derive a significant portion of our net revenue and incur a significant portion of our operating costs outside the United States, and changes in exchange rates have had and may continue to have a significant, and potentially adverse, effect on our results of operations. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the following exchange rates: USD/Australian dollar (AUD), USD/Canadian dollar (CAD), USD/British pound (GBP), and USD/Euro dollar (EUR). In the nine months ended September 30, 2003, the USD weakened compared to the AUD, CAD, GBP and EUR. As a result, our revenue of the subsidiaries whose local currency is the AUD, CAD and EUR increased 9%, 13% and 16% in local currency compared to the nine months ended September 30, 2002, but increased 28%, 25% and 40% in USD, respectively. Our revenue of the subsidiaries whose local currency is the GBP decreased 7% in local currency from the nine months ended September 30, 2002, but increased 1% in USD. Due to the large percentage of our operations conducted outside of the United States, strengthening of the USD relative to one or more of the foregoing currencies could have an adverse impact on our future results of operations. We historically have not engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks.

        In addition, the operations of affiliates and subsidiaries in foreign countries have been funded with investments and other advances denominated in foreign currencies. Historically, such investments and advances have been long-term in nature, and we accounted for any adjustments resulting from currency translation as a charge or credit to "accumulated other comprehensive income (loss)" within the stockholders' deficit section of our consolidated balance sheets. In 2002, agreements with certain subsidiaries were put in place for repayment of a portion of the investments and advances made to the subsidiaries. As we anticipate repayment in the foreseeable future of these amounts, we recognize the unrealized gains and losses in foreign currency transaction gain (loss) on the consolidated statements of operations, and depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

Given our limited experience with, and the intense competition in, the Internet connectivity and data business, we may not be able to successfully operate or expand this part of our business.

        Since 1999, we have been targeting businesses and residential customers for Internet and data services through the Primus brand and other businesses. We have been expanding and intend to continue to expand our offering of Internet, data and VoIP services worldwide. We anticipate offering a broad range of Internet protocol-based data and voice communications over our global broadband ATM+IP network. Currently, we provide Internet access services to business and residential customers in the United States, Australia, Canada, Japan, India, Brazil, and Spain, and offer Internet transmission services in the Indian Ocean/Southeast Asia regions through our earth stations in India.

        Our experience with these services and these markets is limited. Furthermore, the market for dial-up and broadband Internet connectivity and related services is extremely competitive. Our primary competitors include incumbent operators, cable companies and other Internet service providers (ISPs) that have a significant national or international presence. Many of these operators have substantially greater resources, capital and operational experience than we do. We also expect we will experience increased competition from traditional telecommunications carriers and cable companies that expand into the market for Internet services. Therefore, our future operations involving these services may not generate operating or net income on a predictable basis and we may not be able to successfully expand this part of our business.

If we do not operate our network efficiently and generate additional traffic, we may not be able to achieve our operational growth goals.

        Our long-term success depends on our ability to design, implement, operate, manage and maintain a reliable and cost-effective network. In addition, we rely on third parties to enable us to expand and manage our global network. If we fail to generate additional traffic on our network, if we experience technical or logistical impediments to our ability to migrate traffic onto our network, or if we experience difficulties with our third party providers, we may not achieve desired economies of scale or otherwise be successful in growing our business.

Our potential future growth may place a significant strain on our resources and, if not managed effectively, could result in operational inefficiencies and other difficulties.

        Our continued growth and expansion may place a significant strain on our management, operational and financial resources, and increase demand on our systems and controls. We have expanded our retail operations through our recent acquisition of the small- and medium-sized enterprise (SME) voice customer base of Cable & Wireless (C&W) in the United States and the expansion of our prepaid calling card product, particularly in Europe. To manage our growth effectively, we must continue to implement and improve our operational and financial systems and controls, purchase and utilize other transmission facilities, and expand, train and manage our employee base. If we inaccurately forecast the movement of traffic onto our network, we could have insufficient or excessive transmission facilities and disproportionate fixed expenses. As we proceed with our development, operational difficulties could arise from additional demand placed on our customer support, billing and management information systems, on our support, sales and marketing and administrative resources and on our network infrastructure. For instance, we may encounter delays or cost-overruns or suffer other adverse consequences in implementing new systems when required. In addition, our operating and financial control systems and infrastructure could be inadequate to ensure timely and accurate financial reporting.

The integration of our recent and future acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

        We strive to increase the volume of voice and data traffic that we carry over our existing global network in order to reduce transmission costs and other operating costs as a percentage of net revenue, improve gross margins, improve service quality and enhance our ability to introduce new products and services. During 2002 and 2003, to further this growth strategy, we purchased the U.S.-based SME voice customers of C&W and made small purchases of businesses and assets to complement our Canadian-based operations. Future acquisitions may be pursued to further our strategic objectives, including those described above.

        Acquisitions of businesses and customer lists, a key element of our historical growth strategy, involve operational risks, including the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management. Moreover, there can be no assurance that we will be successful in:

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  identifying attractive acquisition candidates;

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  completing and financing additional acquisitions on favorable terms; or

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  integrating the acquired business or assets into our own.

        There may be difficulty in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities, and there can be no assurance that successful integration will occur in light of these factors.

We experience intense domestic and international competition which may adversely affect our results of operations and financial condition.

        The long distance telecommunications and data industry is intensely competitive with relatively limited barriers to entry in the more deregulated countries where we operate and with numerous entities competing for the same customers. Recent and pending deregulation in various countries may encourage new entrants to compete, including ISPs, cable television companies and utilities. For example, the United States and many other countries have committed to open their telecommunications markets to competition pursuant to an agreement under the World Trade Organization which began on January 1, 1998. Further, in the United States, as certain conditions have been met under the Telecommunications Act of 1996, the regional Bell operating companies (RBOCs) have been allowed to enter the long distance market, AT&T, MCI and other long distance carriers have been allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, have been allowed to enter both the local service and long distance telecommunications markets. Moreover, the rapid enhancement of VoIP technology may result in increasing levels of traditional domestic and international voice long distance traffic being transmitted over the Internet, as opposed to traditional telecommunication networks such as ours. Currently, there are significant cost savings associated with carrying voice traffic employing VoIP technology, as compared to carrying calls over traditional networks. Thus, there exists the possibility that the price of traditional long distance voice services will decrease in order to be competitive with VoIP. Additionally, competition is expected to be intense to switch customers to VoIP product offerings, as is evidenced by numerous recent market announcements in the U.S. and internationally from industry leaders and competitive carriers concerning significant VoIP initiatives. Our ability to effectively retain our existing customer base and generate new customers, either through our network or our own VoIP offerings, may be adversely affected by accelerated competition arising as a result of VoIP initiatives. As competition intensifies as a result of deregulatory, market or technological developments, our results of operations and financial condition could be adversely affected.

We are substantially smaller than our major competitors, whose marketing and pricing decisions, and relative size advantage, could adversely affect our ability to attract and retain customers and could cause significant pricing pressures that could adversely affect our net revenues per minute, results of operations and financial condition.

        The long distance telecommunications and data industry is significantly influenced by the marketing and pricing decisions of the larger long distance industry and Internet access business participants. Our competitors in our core markets include, among others: AT&T, MCI, Sprint, the RBOCs and the major wireless carriers in the United States; Telstra, SingTel Optus and Telecom New Zealand in Australia; Telus, BCE, CallNet and Allstream (formerly AT&T Canada) in Canada; and British Telecommunications plc. (BT), Cable & Wireless UK, AT&T, MCI, Colt Telecom, Energis and the major wireless carriers in the United Kingdom. Customers frequently change long distance providers and ISPs in response to the offering of lower rates or promotional incentives by competitors. Generally, customers can switch carriers at any time. Competition in all of our markets is likely to remain intense, or even increase in intensity and, as deregulatory influences are experienced in markets outside the United States, competition in non-United States markets is likely to become similar to the intense competition in the United States.

        Many of our competitors are significantly larger than we are and have:

  •
  substantially greater financial, technical and marketing resources;

  •
  larger networks;

  •
  a broader portfolio of service offerings;

  •
  greater control over transmission lines;

  •
  stronger name recognition and customer loyalty;

  •
  long-standing relationships with our target customers; and

  •
  lower leverage ratios.

As a result, our ability to attract and retain customers may be adversely affected by the actions of our larger competitors.

        Many of our competitors enjoy economies of scale that result in low cost structures for transmission and related costs that could cause significant pricing pressures within the industry. Several long distance carriers in the United States, including most recently, AT&T, MCI, Sprint, the RBOCs and the major wireless carriers, have introduced pricing and product bundling strategies that provide for fixed, low rates for calls within the United States. This strategy could have a material adverse effect on our net revenue per minute, results of operations and financial condition if increases in telecommunications usage and potential cost declines do not result in, or are insufficient to offset the effects of, such price decreases. Many companies emerging out of bankruptcy might benefit from a lower cost structure and might apply pricing pressure within the industry to gain market share. We compete on the basis of price, particularly with respect to our sales to other carriers, and also on the basis of customer service and our ability to provide a variety of telecommunications products and services. If such price pressures materialize, we may not be able to compete successfully in the future.

A deterioration in our relationships with facilities-based carriers could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition.

        We primarily connect our customers' telephone calls through transmission lines that we lease under a variety of arrangements with other facilities-based long distance carriers. Many of these carriers are, or may become, our competitors. Our ability to maintain and expand our business depends on our ability to maintain favorable relationships with the facilities-based carriers from which we lease transmission lines. If our relationship with one or more of these carriers were to deteriorate or terminate, it could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition. Moreover, we lease transmission lines from some vendors that currently are subject to tariff controls and other price constraints, which in the future may be changed.

Uncertainties and risks associated with international markets could adversely impact our international operations.

        We have significant international operations and, as of September 30, 2003, derive more than 75% of our revenues by providing services outside of the United States. In international markets, we are smaller than the principal or incumbent telecommunications carrier that operates in each of the foreign jurisdictions where we operate. In these markets, incumbent carriers are likely to:

  •
  control access to, and pricing of, the local networks;

  •
  enjoy better brand recognition and brand and customer loyalty; and

  •
  have significant operational economies of scale, including a larger backbone network and more correspondent agreements.

        Moreover, the incumbent carrier may take many months to allow competitors, including us, to interconnect to its switches within its territory. There can be no assurance that we will be able to:

  •
  obtain the permits and operating licenses required for us to operate;

  •
  obtain access to local transmission facilities on economically acceptable terms; or

  •
  market services in international markets.

In addition, operating in international markets generally involves additional risks, including:

  •
  unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

  •
  difficulties in staffing and managing foreign operations;

  •
  problems in collecting accounts receivable;

  •
  political risks;

  •
  fluctuations in currency exchange rates;

  •
  restrictions associated with the repatriation of funds;

  •
  technology export and import restrictions; and

  •
  seasonal reductions in business activity.

        These general risks present potentially significant risk to us in the aggregate because we derive such a large percentage of our revenues from outside of the United States.

        Our ability to operate and grow our international operations successfully could be adversely impacted by these risks and uncertainties.

Rapid changes in the telecommunications industry could adversely affect our competitiveness and our financial results.

        The telecommunications industry is changing rapidly due to:

  •
  deregulation;

  •
  privatization;

  •
  technological improvements;

  •
  availability of alternative services such as wireless and VoIP; and

  •
  the globalization of the world's economies.

        In addition, alternative services to traditional fixed wireline services, such as wireless and VoIP services, are a substantial competitive threat. If we do not adjust our contemplated plan of development to meet changing market conditions, we may not be able to compete effectively. The telecommunications industry is marked by the introduction of new product and service offerings and technological improvements. Achieving successful financial results will depend on our ability to:

  •
  anticipate, assess and adapt to rapid technological changes; and

  •
  offer, on a timely and cost-effective basis, services that meet evolving industry standards.

        If we do not anticipate, assess or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms our financial results may be materially and adversely affected.

Terrorist attacks and other acts of violence or war may affect the market on which our securities trade, the markets in which we operate, our operations and our profitability.

        We are a U.S.-based corporation with significant international operations. Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and subsequent worldwide terrorist actions, including apparent action against companies operating abroad may negatively affect our operations and your investment in Primus. We cannot assure you that there will not be further terrorist attacks that impact our employees, network facilities or support systems, either in the United States or in any of the other countries in which we operate. Certain losses resulting from these types of events are uninsurable and others are not likely to be covered by our insurance.

        Terrorist attacks may directly impact our business operations through damage or harm to our employees, network facilities or support systems, increased security costs or the general curtailment of voice or data traffic. Any of these events could result in increased volatility in or damage to Primus and the United States and worldwide financial markets and economies. They also could result in a continuation of the current economic uncertainty in the United States or abroad, which could have a material adverse effect on our operating results and financial condition.

We are subject to potential adverse effects of regulation which may have a material adverse impact on our competitive position, growth and financial performance.

        Our operations are subject to constantly changing regulation. There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon us.

        As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Recent widespread regulatory changes in the United Kingdom and potential future regulatory, judicial, legislative and government policy changes in other jurisdictions where we operate could have a material adverse effect on us. Domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance.

        Regulatory considerations that affect or limit our business include:

  •
  United States common carrier requirements not to unreasonably discriminate among customers and to charge just and reasonable rates;

  •
  general uncertainty regarding the future regulatory classification of VoIP telephony; if regulators decide that VoIP is a regulated telecommunications service, our VoIP services may be subject to burdensome regulatory requirements and fees, we may be obligated to pay carriers additional interconnection fees and our operating costs may increase;

  •
  general changes in access charges, universal service and regulatory fee payments would affect our cost of providing long distance services; and

  •
  general changes in access charges and contribution payments could adversely affect our cost of providing long distance wireless and other services.

        Any adverse developments implicating the foregoing could materially adversely affect our business, financial condition, results of operations and prospects.

Risks Related to an Investment in our Debt Securities

Our high level of debt may adversely affect our ability to satisfy our obligations under debt securities offered under this prospectus.

        We cannot assure you that we will be able to meet our debt service obligations. A default in our debt obligations, including a breach of any restrictive covenant imposed by the terms of our indebtedness, could result in the acceleration of a substantial portion of our indebtedness. In such a situation, it is unlikely we would be able to fulfill our obligations under debt securities offered under this prospectus or otherwise repay the accelerated indebtedness or make other required payments. Even in the absence of an acceleration of our indebtedness, a default under the terms of our indebtedness could have an adverse impact on our ability to satisfy our debt service obligations, including our obligations under the notes, and on the trading price of our securities.

We may not be able to pay interest and principal on the debt securities offered under this prospectus if we do not receive distributions from our subsidiaries.

        We have no independent operations and no significant assets other than the stock of, and intercompany loans payable by, our operating subsidiaries, and cash. Dividends, intercompany loans and other permitted payments from our direct and indirect subsidiaries, and our own credit arrangements, are our sources of funds to meet our cash needs, including the payment of expenses and principal and interest on debt securities under this prospectus. Our subsidiaries are legally distinct from us and have no obligations to pay amounts due with respect to the debt securities under this prospectus or to otherwise make funds available to us. Our subsidiaries will not guarantee the debt securities offered under this prospectus. Many of our subsidiaries are organized in jurisdictions outside the United States. Their ability to pay dividends, repay intercompany loans or make other distributions may be restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by them, as well as statutory and other legal restrictions. Additionally, payments from our subsidiaries may result in adverse tax consequences. If we do not receive dividends, distributions and other payments from our subsidiaries, we would be restricted in our ability to pay interest and principal on the debt securities offered under this prospectus and other indebtedness and in our ability to use cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary.

Our holding company structure may limit your recourse to our subsidiaries' assets.

        Creditors of a holding company, such as the holders of debt securities offered under this prospectus, and the holding company itself generally will have subordinate claims against the assets of a particular subsidiary as compared to the creditors of that subsidiary. Accordingly, the debt securities offered under this prospectus will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries, including trade payables. As of September 30, 2003, our subsidiaries had outstanding debt and other liabilities (including trade payables, but excluding intercompany loans) of approximately $392.9 million. Our right to receive assets of any subsidiary upon the liquidation or reorganization of that subsidiary (and the consequent rights of the holders of the notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary's creditors. Even if we are recognized as a creditor of that subsidiary as a result of an intercompany loan, such claims would be subordinate to any secured indebtedness of such subsidiary and any indebtedness of such subsidiary that is senior to such claims. We have no significant assets other than cash and the stock of, and intercompany loans payable by, our subsidiaries. If we or any of our subsidiaries were to enter into a bank credit facility or similar arrangement, we expect that the stock of the subsidiaries would be pledged to secure any such credit facility or arrangement, in which case, any claims you may have as a debtholder against the stock of the subsidiaries would be subordinate to claims of the lenders under such credit facility or arrangement.

Our ability to repurchase debt with cash upon a change of control may be limited.

        In certain circumstances involving a change of control of us, the holders of debt securities may require the repurchase of some or all of the holders' debt. If we are unable to pay some or all of the repurchase price in common stock, we will have to pay such repurchase price in cash. We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the debt in cash. Our ability to repurchase the debt in cash in such event may be limited by law, by the indenture or by the terms of other agreements. In addition, a change of control may trigger repayment obligations under the terms of our other indebtedness. In such a situation, we would be required to repay our other indebtedness in addition to being required to repurchase the debt securities at the option of the holders (to the extent we cannot satisfy our repurchase obligations in common stock). We may not have or be able to raise sufficient funds to satisfy all of our repayment or repurchase obligations.

If an active trading market for the debt securities does not develop, then the market price of the debt securities may decline or you may not be able to sell your debt securities.

        We cannot assure you that any liquid market will develop for the debt securities or that holders of the debt securities will be able to sell their debt securities, and we cannot provide assurances concerning the price at which the holders will be able to sell their debt securities. Accordingly, no market for the debt securities may develop, and any market that develops may not last. We do not intend to apply for listing of the debt securities on any securities exchange or other stock market. The liquidity of the trading market and the trading price of the debt securities may be adversely affected by declines in the trading price of our common stock and our other public debt securities, by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

Risks Relating to an Investment in our Equity Securities

Future sales of our common stock in the public market could create selling pressure on our common stock and lower our stock price.

        Significant future sales of our common stock in the public market, including in particular the shares offered under the Common Stock Resale Registration (defined below) and the Note Registration Statement (defined below), could lower our stock price and impair our ability to raise funds in new stock offerings.

        There are 22,616,990 shares of common stock that were issued upon conversion of our Series C Preferred and are being registered for resale on a separate registration statement (the "Common Stock Registration"). Of these shares, 13,540,008 are subject to lock-up agreements generally restricting sales through July 30, 2004 and an additional 3,576,982 shares are subject to lock-up agreements generally restricting sales through January 14, 2004. Subject to these lock-up agreements, a majority of these shares first become eligible for resale through Rule 144 under the Securities Act on December 31, 2003, 5,000,000 shares first become eligible for resale through Rule 144 on November 25, 2004, and the remaining shares first become eligible for resale through Rule 144 on March 31, 2004, subject in each case to applicable volume limitations and other restrictions under Rule 144. In addition, the holders of the 3 3/4% convertible senior notes due 2010 (the "2010 Convertible Notes") have a registration statement covering the notes and common stock (the "Note Registration Statement") that may be acquired upon conversion of the 2010 Convertible Notes on file with the SEC, which was declared effective in November 2003. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could create selling pressure on our common stock and adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

Future issuances of common stock could adversely impact our earnings per share and create selling pressure on our common stock, which could adversely affect our stock price.

        As of December 15, 2003, we had 88,443,258 outstanding shares of our common stock that were subject to dilution by:

  •
  14,157,925 shares of common stock, subject to potential adjustment issuable upon conversion of our 2010 Convertible Notes;

  •
  7,388,119 shares of common stock issuable upon the exercise of outstanding stock options;

  •
  1,428,342 shares of common stock issuable upon the conversion of our 5 3/4% convertible subordinated debentures due 2007 (the "2007 Convertible Notes"); and

  •
  330,097 shares of common stock issuable upon the exercise of outstanding warrants issued in connection with the sale of our 11 3/4% senior notes due 2004 (the "Warrants").

        We may also issue a significant number of additional shares of common stock as consideration for future acquisitions or other investments or for other purposes. Under this prospectus, we may sell up to an aggregate of $200 million of debt and equity securities from time to time. Future issuances of common stock could adversely impact our earnings per share by diluting our outstanding common stock, which could adversely affect our stock price. Sales of a substantial amount of newly issued common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

The market price of our common stock may decline and fluctuate significantly.

        In recent years, the market prices for securities of companies in the telecommunications industry have declined substantially and have been highly volatile. For example, from January 1, 1998 through December 31, 1999, the market price of our common stock and the Standard & Poor's Telecommunications (Long Distance) Index (the "Long Distance Index") increased by 137% and 110%, respectively. Subsequently, from January 1, 2000 through December 15, 2003, the market price of our common stock and the Long Distance Index declined by 75% and 89%, respectively. Various factors and events may cause the market price of our common stock to decline or fluctuate significantly. Such factors and events include the liquidity of the market for our common stock, variations in our quarterly operating results and our growth strategies, regulatory, technological or other changes (both domestic and international) affecting the telecommunications industry generally, our competitors' business developments, changes in the cost of telecommunications service or other operating costs and changes in general market conditions. On May 14, 2002, our common stock was delisted from the Nasdaq National Market for failure to meet the required minimum bid price necessary to maintain listing on the Nasdaq National Market, and on such date our common stock began trading on the Nasdaq SmallCap Market, which is generally a less liquid market than the Nasdaq National Market. On March 21, 2003, the listing of our common stock on the Nasdaq National Market was reinstated, after once again satisfying the minimum bid price requirements. There can be no assurance that our common stock will not decline or that future declines in the market price of our common stock will not result in our common stock being delisted from the Nasdaq National Market again or that if such delisting does occur, that there would be a liquid market for our common stock.

A small group of our stockholders could exercise influence over our affairs.

        As of December 15, 2003, funds affiliated with American International Group, Inc. (AIG) beneficially owned 18.7% of our outstanding common stock. As a result of such share ownership, these holders can exercise influence over our affairs through the provisions of an agreement between such holders and us, described in the section of the Common Stock Registration entitled "Description of

Capital Stock—Contractual Governance Provisions," which is incorporated by reference into this prospectus. This agreement requires the consent of a majority of our non-management directors before we may undertake certain actions, and provides for their right, subject to certain conditions, of the funds affiliated with AIG to nominate one member for election by stockholders to our board of directors and propose one Board observer, in each case, subject to the maintenance of certain minimum ownership levels.

        In addition, these holders' significant ownership levels could have an influence on:

  •
  amendments to our certificate of incorporation;

  •
  other fundamental corporate transactions such as mergers and asset sales; and

  •
  the general direction of our business and affairs.

        In addition, the applicable triggering provisions of our Rights Agreement contain exceptions with respect to the acquisition of beneficial ownership of our shares by such holders and the other former holder of Series C Convertible Preferred Stock (collectively, the "Former Series C Holders"). As a result, such holders could gain additional control over our affairs without triggering the provisions of our Rights Agreement.

Anti-takeover provisions could impede or discourage a third party acquisition.

        We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. We also have adopted a Rights Agreement, commonly known as a "poison pill," that entitles our stockholders to acquire additional shares of our common stock, or a potential acquirer of our company, at a substantial discount from their market value in the event of an attempted takeover, unless such stockholders' rights are earlier redeemed or exchanged by us in the discretion of our board of directors. Our by-laws provide for a classified board of directors serving staggered three-year terms and restrictions on who may call a special meeting of stockholders, and our certificate of incorporation prohibits stockholder action by written consent. The indentures governing our outstanding notes and public debt require that we offer to repurchase such debt or notes upon a change of control. Lastly, all options issued under our stock option plans automatically vest upon a change of control. Our incorporation under Delaware law, our board of directors' ability to create and issue a new series of preferred stock, the acceleration of the vesting of options, the existence of our Rights Agreement, the requirement to repurchase senior notes and the notes, and certain provisions of our certificate of incorporation or by-laws could impede a merger, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See "Description of Capital Stock—Takeover Protections."

The securities we are offering may not develop an active public market, which could depress the resale price of the securities.

        The securities we are offering, other than our common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

        Keep the foregoing risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus and the prospectus supplement. These statements relate to our expectations about future events. Discussions containing forward-looking statements may be found, among other places, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and so are subject to risks and uncertainties, including the risks and uncertainties described below and under "Forward-Looking Information," that could cause actual results to differ materially from those anticipated in the forward-looking statements.

DIVIDEND POLICY

        We have not paid any cash dividends on our common stock to date. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition. Dividends are also restricted by certain of the indentures governing our outstanding notes and may be restricted by other credit arrangements entered into in the future. See "Risks Related to an Investment in our Debt Securities—We may not be able to pay interest and principal on the notes if we do not receive distributions from our subsidiaries." Our board of directors presently intends to retain all earnings, if any, for use in our business operations, and accordingly, our board of directors does not expect to declare or pay any dividends in the foreseeable future.

SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with our consolidated and consolidated condensed financial statements, the notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in documents incorporated by reference into this prospectus. The statement of operations data for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the balance sheet data as of December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the nine months ended September 30, 2002 and 2003, and the balance sheet data as of September 30, 2002 and 2003, have been derived from the unaudited consolidated condensed financial statements which, in management's opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. You should not rely on interim results as being indicative of results we may expect for the full year.

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share amounts)
Statement of Operations Data:
Net revenue	$421,628	$832,739	$1,199,422	$1,082,475	$1,024,056	$756,444	$948,948
Cost of revenue	353,016	624,599	861,181	767,841	668,643	498,244	582,190

Gross margin	68,612	208,140	338,241	314,634	355,413	258,200	366,758

Operating expenses
Selling, general and administrative	79,532	199,581	330,411	303,026	254,152	187,084	254,146
Depreciation and amortization	24,185	54,957	120,695	157,596	82,239	60,067	62,713
Loss on sale of assets	—	—	—	—	—	—	804
Asset impairment write-down	—	—	—	526,309	22,337	570	537

Total operating expenses	103,717	254,538	451,106	986,931	358,728	247,721	318,200

Income (loss) from operations	(35,105)	(46,398)	(112,865)	(672,297)	(3,315)	10,479	48,558
Interest expense	(40,047)	(79,629)	(132,137)	(100,700)	(68,303)	(52,085)	(46,691)
Gain on early extinguishment of debt	—	—	40,952	491,771	36,675	27,251	13,252
Interest income and other income (expense)	11,504	13,395	30,743	(17,951)	(771)	880	385
Foreign currency transaction gain (loss)	—	(104)	(1,357)	(1,999)	8,486	(392)	25,249

Income (loss) before income taxes	(63,648)	(112,736)	(174,664)	(301,176)	(27,228)	(13,867)	40,753
Income tax benefit (expense)	—	—	—	(5,000)	3,598	8,679	(3,681)
Income (loss) before cumulative effect of change in accounting principle	(63,648)	(112,736)	(174,664)	(306,176)	(23,630)	(5,188)	37,072
Cumulative effect of change in accounting principle	—	—	—	—	(10,973)	(10,973)	—

Net income (loss)	(63,648)	(112,736)	(174,664)	(306,176)	(34,603)	(16,161)	37,072
Accreted and deemed dividend on convertible preferred stock	—	—	—	—	—	—	(1,678)

Income (loss) attributable to common stockholders	$(63,648)	$(112,736)	$(174,664)	$(306,176)	$(34,603)	$(16,161)	$35,394

Basic income (loss) per common share	$(2.61)	$(3.72)	$(4.40)	$(5.73)	$(0.54)	$(0.25)	$0.41

Diluted income (loss) per common share	$(2.61)	$(3.72)	$(4.40)	$(5.73)	$(0.54)	$(0.25)	$0.40

Weighted average shares outstanding:
Basic	24,432	30,323	39,691	53,423	64,631	64,536	86,236
Diluted	24,432	30,323	39,691	53,423	64,631	64,536	90,026

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except ratios)
Geographic Data
Net revenue:
North America	$188,008	$406,083	$533,027	$453,111	$381,569	$280,639	$369,547
Europe	60,863	195,477	358,986	357,047	363,669	269,363	322,427
Asia-Pacific	172,757	231,179	307,409	272,317	278,818	206,442	256,974

Total	$421,628	$832,739	$1,199,422	$1,082,475	$1,024,056	$756,444	$948,948

Other Data:
Gross margin as a percentage of net revenue	16.3%	25.0%	28.2%	29.1%	34.7%	34.1%	38.6%
Capital expenditures	$75,983	$110,582	$193,772	$87,771	$29,367	$21,929	$14,372
Ratio of earnings to fixed charges(1)	<0	<0	<0	<0	<0	<0	1.82
Free Cash Flow(2):
Net cash provided by (used in) operating activities	$(71,296)	$(55,570)	$(131,020)	$(110,351)	$34,633	$26,288	$49,538
Net cash used in investing activities	(54,221)	(200,173)	(240,014)	(89,355)	(31,607)	(22,067)	(15,337)

Free cash flow	$(125,517)	$(255,743)	$(371,034)	$(199,706)	$3,026	$4,221	$34,201

	as of December 31,					as of September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$136,196	$471,542	$393,812	$83,953	$92,492	$72,050	$122,751
Restricted cash and investments	$25,729	$25,932	$5,066	$4,961	$11,712	$6,932	$12,329
Working capital(3)	$107,193	$384,998	$255,436	$(62,590)	$(64,771)	$(85,179)	$(39,592)
Total assets	$673,963	$1,450,746	$1,748,126	$816,214	$724,588	$736,905	$783,388
Long-term obligations (including current portion)	$420,174	$929,944	$1,256,453	$667,587	$600,988	$613,677	$598,992
Stockholder's equity (deficit)	$114,917	$190,859	$83,695	$(178,484)	$(200,123)	$(182,905)	$(118,267)

(1)
The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations (before adjustment for minority interests in consolidated subsidiaries and loss from equity investees) by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the nine months ended September 30, 2002, earnings were insufficient to cover fixed charges by $63.6 million, $112.4 million, $174.6 million, $301.0 million, $23.6 million and $13.2 million, respectively.

(2)
Free cash flow, as defined by us, consists of net cash provided by (used in) operating activities less net cash used in investing activities. Free cash flow, as defined above, may not be similar to free cash flow measures presented by other companies, is not a measurement under generally accepted accounting principles in the United States, and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe free cash flow provides a measure of our ability, after making our capital expenditures and other investments in our infrastructure, to meet scheduled debt payments. We use free cash flow to monitor the impact of our operations on our cash reserves and our ability to generate sufficient cash flow to fund our scheduled debt maturities and other financing activities, including discretionary refinancings and retirements of debt. Because free cash flow represents the amount of cash generated or used in operating activities and investing activities before deductions for scheduled debt maturities and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), you should not use it as a measure of the amount of cash available for discretionary expenditures. Scheduled debt maturities paid during the years ended December 31, 1998, 1999, 2000, 2001 and 2002 were $2.4 million, $21.9 million, $16.3 million, $33.7 million and $25.9 million, respectively and during the nine months ended September 30, 2002 and September 30, 2003 were $23.9 million and $97.4 million, respectively. For information regarding our scheduled debt maturities and other fixed obligations, you should review the table disclosing our long-term obligations under "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity—Short-and Long-Term Liquidity Considerations and Risks incorporated by reference into this prospectus from our quarterly and annual reports on Form 10-Q and 10-K, as filed with the SEC. See "Where You Can Find More Information."

(3)
Working capital consists of current assets less current liabilities, in each case calculated in accordance with United States generally accepted accounting principles.

 USE OF PROCEEDS

        Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities under this prospectus for the repurchase, repayment or redemption of outstanding debt and for working capital and other general corporate purposes.

DESCRIPTION OF DEPOSITARY SHARES

        We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

        The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. A form of deposit agreement, including a form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus is a part, and supplements to those forms containing other terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file in the future with the SEC. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.

        Form.    Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

        Dividends and Other Distributions.    The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

        Withdrawal of Underlying Preferred Stock.    Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

        Redemption of Depositary Shares.    If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

        Voting.    Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

        Conversion of Preferred Stock.    If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder's depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

        Amendment and Termination of the Deposit Agreement.    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.

        Charges of Depositary.    We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.

        Reports.    The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

        Limitation on Liability.    Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

        Resignation and Removal of Depositary.    The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, the particular terms of any debt securities that may be offered will be described in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

        We will issue the senior notes under the senior indenture which will be entered into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which will be entered into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture.

        The indentures will be qualified under the Trust Indenture Act of 1939. We use the term "indenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

        The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

        We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

  •
  the issuer or issuers of the securities;

  •
  the title;

  •
  the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

  •
  any limit on the amount that may be issued;

  •
  whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

  •
  the maturity date;

  •
  the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

  •
  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

  •
  the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

  •
  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

  •
  the terms of the subordination of any series of subordinated debt;

  •
  the place where payments will be payable;

  •
  restrictions on transfer, sale or other assignment, if any;

  •
  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

  •
  the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

  •
  provisions for a sinking fund purchase or other analogous fund, if any;

  •
  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

  •
  whether the indenture will restrict our ability and/or the ability of our subsidiaries to: incur additional indebtedness; issue additional securities; create liens; pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries; redeem capital stock; place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets; make investments or other restricted payments; sell or otherwise dispose of assets; enter into sale-leaseback transactions; engage in transactions with stockholders and affiliates; issue or sell stock of our subsidiaries; or effect a consolidation or merger;

  •
  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

  •
  a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

  •
  information describing any book-entry features;

  •
  the procedures for any auction and remarketing, if any;

  •
  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

  •
  if other than dollars, the currency in which the series of debt securities will be denominated; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock, depositary shares and/or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock, depositary shares and/or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

        We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We have filed forms of the warrant agreements and the related warrant certificates for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term "warrant agreement" to refer to any of these warrant agreements. We use the term "warrant agent" to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

        The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

        We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

  •
  the offering price and the aggregate number of warrants offered;

  •
  the currencies in which the warrants are being offered;

  •
  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

  •
  the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

  •
  the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

  •
  the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

  •
  the terms of any rights to redeem or call the warrants;

  •
  the date on which the right to exercise the warrants begins and the date on which such right expires;

  •
  federal income tax consequences of holding or exercising the warrants; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Warrants for the purchase of debt securities will be in registered form only.

        If warrants for the purchase of common stock, preferred stock or depositary shares are offered, the prospectus supplement will describe the following terms, to the extent applicable:

  •
  the offering price and the aggregate number of warrants offered;

  •
  the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

  •
  the designation and terms of any series of preferred stock or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of common stock, preferred stock or depositary share;

  •
  the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

  •
  the number of shares of common stock or preferred stock or depositary shares that can be purchased if a holder exercises the warrant and the price at which such common stock, preferred stock or depositary shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

  •
  the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

  •
  the date on which the right to exercise the warrants begins and the date on which that right expires;

  •
  federal income tax consequences of holding or exercising the warrants; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Warrants for the purchase of common stock, preferred stock or depositary shares will be in registered form only.

        A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock, preferred stock or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under "—Warrant Adjustments" below.

Exercise of Warrants

        Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock, preferred stock or depositary shares, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

        A holder of warrants may exercise them by following the general procedure outlined below:

  •
  delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

  •
  properly completing and signing the reverse side of the warrant certificate representing the warrants; and

  •
  delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

        If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock, preferred stock or depositary shares that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

        We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

        Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant will be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment for:

  •
  issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

  •
  pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

  •
  issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

  •
  issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants, preferred stock warrants and depositary share warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock, preferred stock or depositary shares, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

        Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant and depositary share warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

        Holders of common stock warrants, preferred stock warrants and depositary share warrants may have additional rights under the following circumstances:

  •
  certain reclassifications, capital reorganizations or changes of the common stock, preferred stock or depositary shares, as applicable;

  •
  certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, preferred stock or depositary shares, as applicable; or

  •
  certain sales or dispositions to another entity of all or substantially all of our property and assets.

        If one of the above transactions occurs and holders of our common stock, preferred stock or depositary shares are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants, preferred stock warrants and depositary share warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

        We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are global securities, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only as a global security, an investor should be aware of the following:

  •
  An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

  •
  An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

  •
  The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

        In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        A global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

        We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters, if any, and the respective amounts underwritten by each underwriter;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts or commissions and other items constituting agents' or underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        The only underwriters of the securities offered by a prospectus supplement will be the underwriters named in that prospectus supplement.

        If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

        Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You also may inspect copies of these materials at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

        We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to another prospectus we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus but before the end of any offering made under this prospectus:

  •
  our Current Report on Form 8-K, filed with the SEC on November 4, 2003;

  •
  our Current Report on Form 8-K, filed with the SEC on October 22, 2003;

  •
  our Current Report on Form 8-K, filed with the SEC on September 16, 2003;

  •
  our Current Report on Form 8-K, filed with the SEC on September 5, 2003 (the "Form 8-K");

  •
  our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003;

  •
  our Amendment to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2003, filed with the SEC on December 23, 2003, excluding Exhibit 32 thereunder;

  •
  our Definitive Proxy Statement on Schedule 14A as filed with the SEC on April 30, 2003, excluding the information contained in such proxy statement under the captions "Executive Compensation and Other Information—Ten-Year Option Repricings," "Stock Price Performance Graph," "Compensation Committee Report on Executive Compensation" and "Report of the Audit Committee," which are not incorporated by reference in this prospectus; and

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended and superseded by Items 5.B and 7 of the Form 8-K; and

  •
  the information contained in Pre-effective Amendment No. 1 to our Registration Statement on Form S-3 (Reg. No. 333-110234) as filed with the SEC on December 23, 2003, under the caption "Description of Capital Stock" and any amendment filed with the SEC to update such description; the remainder of the information contained in such registration statement is not incorporated by reference in this prospectus; and

  •
  the information contained in our registration statement on Form S-3 (Reg. No. 333-109902) as filed with the SEC on October 22, 2003, under the captions "Description of the Notes" and any amendment filed with the SEC to update such description; the remainder of the information contained in such registration statement is not incorporated by reference in this prospectus.

        We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits, unless the exhibits are specifically incorporated by reference into the prospectus. You should direct your requests to: Primus Telecommunications Group,

Incorporated, 1700 Old Meadow Road, McLean, VA 22102, Attention: Thomas R. Kloster, Senior Vice President.

        WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

        THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY NOTES OR SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

FORWARD-LOOKING INFORMATION

        Certain statements included or incorporated by reference into this prospectus and elsewhere concerning Primus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Forward-looking statements include, without limitation, statements set forth in this prospectus and elsewhere regarding, among other things:

  •
  our expectations of future growth, revenue, foreign revenue contributions and net income, as well as income from operations, earnings per share, cost reduction efforts, cash flow, network development, Internet services development, traffic development, capital expenditures, selling, general and administrative expenses, goodwill impairment charges, service introductions and cash requirements;

  •
  our financing, refinancing and/or debt repurchase, restructuring or exchange plans or initiatives;

  •
  our liquidity and debt service forecasts;

  •
  assumptions regarding stable currency exchange rates;

  •
  management's plans, goals, expectations, guidance, objectives, strategies, and timing for future operations, acquisitions, product plans and performance;

  •
  the revenue or other impact of our acquisition of the SME customer base of C&W in the United States; and

  •
  management's assessment of market factors.

        Factors and risks, including certain of those described in greater detail herein, that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation:

  •
  changes in business conditions;

  •
  fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations;

  •
  adverse interest rate developments;

  •
  fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers;

  •
  the possible inability to raise additional capital when needed, or at all;

  •
  the inability to reduce, repurchase, exchange or restructure debt significantly, or in amounts sufficient to conduct regular ongoing operations;

  •
  changes in the telecommunications or Internet industry;

  •
  adverse tax rulings from applicable taxing authorities;

  •
  digital subscriber line (DSL), Internet and telecommunications competition;

  •
  changes in financial, capital market and economic conditions;

  •
  changes in service offerings or business strategies;

  •
  difficulty in migrating or retaining customers, including former C&W customers associated with our recent acquisition of this customer base, or integrating other assets;

  •
  difficulty in providing voice-over-Internet protocol services;

  •
  changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate;

  •
  restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants;

  •
  risks associated with our limited DSL, Internet and Web hosting experience and expertise;

  •
  entry into developing markets;

  •
  the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth;

  •
  risks associated with international operations;

  •
  dependence on effective information systems;

  •
  dependence on third parties to enable us to expand and manage our global network and operations;

  •
  dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network;

  •
  adverse outcomes of outstanding litigation matters; and

  •
  the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments.

        As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        You are advised, however, to consult the discussion of risks and uncertainties under "Risk Factors" in this prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Short- and Long-Term Liquidity Considerations and Risks" and "Business—Legal Proceedings" in the Form 8-K and in our Form 10-K and Forms 10-Q filed with the SEC. See "Where You Can Find More Information." These are the principal factors that we think could cause our actual results to differ materially from expected results, but other factors could also adversely affect our business and the value of your investment in our securities.

LEGAL MATTERS

        Cooley Godward LLP, Reston, Virginia, will pass upon legal matters for us regarding the validity of the securities offered hereby.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries, incorporated in this prospectus by reference from Primus Telecommunications Group, Incorporated's Current Report on Form 8-K, as filed with the SEC on September 5, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 27, 2003 (August 28, 2003 as to the effects of the adoption of Statement of Financial Accounting Standard (SFAS) No. 145 described in Note 2), which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13, and Technical Corrections," which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain or incorporate by reference all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee	$6,180
Accounting fees and expenses	25,000
Legal fees and expenses	50,000
Printing and miscellaneous expenses	5,000

Total	$96,180

Item 15. Indemnification of Officers and Directors

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article X of our Amended and Restated By-Laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors and may indemnify all of our past or present employees or other agents. To the extent that a director, officer, employee or agent of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article X, or in defense of any claim, issue or matter therein, he or she shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

        As permitted by Section 102(b)(7) of the DGCL, Article 11 of our Amended and Restated Certificate of Incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability:

  (i)
  for any breach of the director's duty of loyalty to us or our stockholders,

  (ii)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (iii)
  for the unlawful payment of dividends on or redemption of our capital stock; or

  (iv)
  for any transaction from which the director derived an improper personal benefit.

We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement (1)
4.1	Preferred Stock(1)
4.2	Agreement and Depositary Receipt (2)
4.3	Form of Senior Debt Indenture (3)
4.4	Form of Subordinated Debt Indenture (2)
4.5	Form of Senior Note (1)
4.6	Form of Subordinated Note (1)
4.7	Form of Common Stock Warrant Agreement and Warrant Certificate (2)
4.8	Form of Preferred Stock Warrant Agreement and Warrant Certificate (2)
4.9	Form of Depositary Share Warrant Agreement and Warrant Certificate (2)
4.10	Form of Debt Securities Warrant Agreement and Warrant Certificate (2)
5.1	Opinion of Cooley Godward LLP. (2)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges and Ratio of Combined Fixed Charges and Preference Dividends to Earnings (2)
23.1	Consent of Deloitte & Touche LLP, Independent Auditors. (3)
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1). (2)
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility of Trustee under the Senior Debt Indenture (2)
25.2	Statement of Eligibility of Trustee under the Subordinated Debt Indenture (3)

(1)
To be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

(2)
To be filed by amendment.

(3)
File herewith

Item 17. Undertakings.    The undersigned registrant hereby undertakes:

    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

    (4)
    That: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5)
    That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6)
    To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 1 to this Registration Statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Commonwealth of Virginia, on December 23, 2003.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
By:	/s/ K. PAUL SINGH K. Paul Singh Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ K. PAUL SINGH K. Paul Singh	Chairman, President, Chief Executive Officer (Principal Executive Officer)	December 23, 2003
/s/ JOHN F. DEPODESTA John F. Depodesta	Executive Vice President, Secretary and Director	December 23, 2003
/s/ NEIL L. HAZARD Neil L. Hazard	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	December 23, 2003
/s/ TRACY BOOK LAWSON Tracy Book Lawson	Vice President — Corporate Controller (Principal Accounting Officer)	December 23, 2003
/S/ DAVID E. HERSHBERG* David E. Hershberg	Director	December 23, 2003
/S/ NICK EARLE* Nick Earle	Director	December 23, 2003

/S/ PRADMAN P. KAUL* Pradman P. Kaul	Director	December 23, 2003
/S/ JOHN G. PUENTE* John G. Puente	Director	December 23, 2003
/S/ DOUGLAS M. KARP* Douglas M. Karp	Director	December 23, 2003
/S/ PAUL G. PIZZANI* Paul G. Pizzani	Director	December 23, 2003
*By	/s/ K. PAUL SINGH K. Paul Singh Attorney-in-fact	Director	December 23, 2003

 INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement (1)
4.1	Specimen Preferred Stock Certificate and Form of Certificate of Designation of Preferred Stock (1)
4.2	Form of Deposit Agreement and Depositary Receipt (2)
4.3	Form of Senior Debt Indenture (2)
4.4	Form of Subordinated Debt Indenture (2)
4.5	Form of Senior Note (1)
4.6	Form of Subordinated Note (1)
4.7	Form of Common Stock Warrant Agreement and Warrant Certificate (2)
4.8	Form of Preferred Stock Warrant Agreement and Warrant Certificate (2)
4.9	Form of Depositary Share Warrant Agreement and Warrant Certificate (2)
4.10	Form of Debt Securities Warrant Agreement and Warrant Certificate (2)
5.1	Opinion of Cooley Godward LLP (2)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges and Ratio of Combined Fixed Charges and Preference Dividends to Earnings (3)
23.1	Consent of Deloitte & Touche LLP, Independent Auditors. (3)
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).(2)
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility of Trustee under the Senior Debt Indenture (3)
25.2	Statement of Eligibility of Trustee under the Subordinated Debt Indenture (3)

(1)
To be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.